Exhibit 99.(1)(ee)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

STRATEGIC PARTNERS MUTUAL FUNDS, INC., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                 Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the charter of the Corporation, the Board of Directors has duly reclassified the authorized and unissued shares of its series of Common Stock, $.001 par value per share (“Common Stock”), designated as Strategic Partners Relative Value Fund (the “Fund”) as set forth in these Articles Supplementary.

SECOND:                                         Prior to the reclassification authorized by these Articles Supplmentary, the 150,000,000 shares of the Fund were further designated into Class A, Class B, Class C, Class L, Class M, Class X and New Class X shares and the number of authorized shares of each such class of the Fund consisted at any time of the sum of (x) the outstanding shares of that class of that Fund and (y) one seventh of the authorized but unissued shares of all classes of the Fund; provided, however, that in the event the application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class L, Class M, Class X and New Class X shares of the Fund shall not exceed the authorized number of shares of the Fund.

THIRD:                              As reclassified hereby, the 150,000,000 shares of the Fund are further designated as Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z shares and the number of authorized shares of each such class of the Fund shall consist at any time of the sum of (x) the outstanding shares of that class of that Fund and (y) one eighth of the authorized but unissued shares of all classes of that Fund; provided, however, that in the event the application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class L, Class M, Class X,  New Class X, and Class Z  shares of the Fund shall not exceed the authorized number of shares of the Fund.

THIRD:                              The terms of the Class Z shares of the Fund as set by the Board of Directors, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are identical to the rights of the other classes of shares of the Fund, except that the holders of Class Z shares are not entitled to convert their Class Z shares into shares of any other class or series of the Corporation.

FOURTH:                  The terms of the Class A, Class B, Class C, Class L, Class M, Class X and New Class X shares of the Fund (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article SIXTH of the charter and remain unchanged by these Articles Supplementary.

FIFTH:                                  The foregoing reclassification has been approved by a majority of the entire Board of Directors of the Corporation pursuant to authority vested in the Board of Directors of the Corporation pursuant to Article 2-105(c) of the Maryland General Corporation Law and Article SIXTH of the Charter of the Corporation.

SIXTH:                               These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, STRATEGIC PARTNERS MUTUAL FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on                              , 2005.

WITNESS:	STRATEGIC PARTNERS MUTUAL FUNDS, INC.

By:
Deborah A. Docs,		Judy A. Rice,
Secretary		President

THE UNDERSIGNED, President of STRATEGIC PARTNERS MUTUAL FUNDS, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Judy A. Rice, President